EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
SEPTEMBER 26, 2003	PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP, INC. DECLARES 2-FOR-1 SPLIT IN THE
FORM OF A 100 PERCENT STOCK DIVIDEND

Poplar Bluff, Missouri, September 26, 2003, (Nasdaq: SMBC) - Greg Steffens, President of Southern Missouri Bancorp, Inc. announced today that Southern Missouri Bancorp has declared a 2-for-1 split in the form of a 100% stock dividend payable on or about October 28, 2003, to shareholders of record on October 14, 2003. Under the terms of this stock split in the form of a stock dividend, Southern Missouri Bancorp's shareholders will receive a dividend of one share for every one share held on the record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

              The par value of Southern Missouri Bancorp's stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 1,150,000 to approximately 2,300,000.

              Mr. Steffens stated that "the Board of Directors has declared this stock split to reduce its price per share and to increase its market liquidity for the purpose of enhancing the securities' appeal to both private and institutional investors."

              On June 30, 2003, the Company had total assets of $279.5 million. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan and Van Buren, Missouri.